UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 27, 2005

Albany Molecular Research, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-25323	14-1742717
(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, New York	12212-5098
(Address of Principal Executive Offices)	(Zip Code)

(518) 464-0279

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 27, 2005, the Compensation Committee of the Board of Directors of Albany Molecular Research, Inc. (the “Company”) approved the Albany Molecular Research, Inc. Incentive Bonus Plan (the “Bonus Plan”) and established bonus awards that may be earned for fiscal year 2005 under the Bonus Plan by the Company’s Chairman, Chief Executive Officer and President; Senior Vice President, Chemistry; Chief Financial Officer, Treasurer and Secretary; Vice President, Business Administration; and other officers approved for participation in the Bonus Plan by the Compensation Committee (each a “Participant”).  The Bonus Plan establishes target bonus levels for each Participant expressed as a percentage of each Participant’s base salary.  The 2005 bonuses will be paid based on the achievement of certain contract revenue, operating margin and safety incident rate goals.  The actual bonus payments may be less than or greater than the target bonus amounts depending on whether and the extent to which the goals upon which such bonuses are based are achieved.  Bonus awards are payable by March 15 of the calendar year following the conclusion of the bonus year.  The Compensation Committee and/or the Board of Directors retain the right to amend, alter or terminate the Bonus Plan at any time.

The Bonus Plan is filed with this report as Exhibit 10.1.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)                                  Financial Statements of Businesses Acquired.

Not applicable.

(b)                                 Pro Forma Financial Information.

Not applicable.

(c)                                  Exhibits.

Exhibit No.	Description

10.1	Albany Molecular Research, Inc. Incentive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

May 3, 2005

	By:	/s/ Mark T. Frost
Mark T. Frost
Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Albany Molecular Research, Inc. Incentive Bonus Plan